UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 31, 2007

PRB Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1875 Lawrence Street, Suite 450 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

As previously announced, on May 15, 2007, PRB Energy, Inc. (the “Company”) and Rocky Mountain Gas, Inc. (“RMG”) reached a settlement and terminated their arbitration proceedings. In connection with that settlement, the Company agreed to transfer all of its interest in certain assets to RMG (the “PRB Assets”) in exchange for the receipt of certain assets from RMG,  $500,000 which was paid on May 22, 2007, $500,000 which was paid on June 21, 2007 and $2.25 million, plus interest, payable on or before October 31, 2007. The obligation for the payments to be made after May 22, 2007 was represented by a promissory note made by RMG in favor of the Company (the “Note”).

On October 31, 2007, the Company entered into Amendment No. 1 to the Note (the “Amendment”). The Amendment extends the final maturity date of the Note from October 31, 2007 to February 29, 2008. The Amendment also provides that RMG will make payments to the Company of $850,000 on October 31, 2007, $400,000 on each of November 30, 2007, December 31, 2007 and January 31, 2008 and all remaining principal and accrued interest on February 29, 2008. The Company received the $850,000 payment on October 31, 2007.

Also, as previously disclosed on report 8-K filed June 21, 2007, on June 15, 2007, the Company entered into letter agreements with DKR Soundshore Oasis Holding Fund (“DKR”) and West Coast Opportunity Fund, LLC (“West Coast”), wherein the Company agreed to pay DKR and West Coast an aggregate of 50% of the $2.25 million payment upon receipt of such $2.25 million payment from RMG.

Item 9.01. Financial Statements and Exhibits.

(d)           EXHIBITS

Exhibit No.	Description
10.26	Amendment No. 1 to Promissory Note made by RMG

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRB ENERGY, INC.

/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

November 6, 2007